Exhibit 99.1

Autonomix Medical Enters into $2.6 Million Warrant Inducement Priced At-the-Market Under Nasdaq Rules

THE WOODLANDS, TX, July 13, 2026 (GLOBE NEWSWIRE) -- Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company dedicated to advancing precision nerve-targeted treatments, today announced it has entered into a warrant inducement agreement with an investor (“Investor”) for the immediate exercise of certain outstanding warrants that the Company issued on November 19, 2025 (the “November 2025 Warrants”). Pursuant to a warrant inducement agreement, the Investor has agreed to exercise the outstanding November 2025 Warrants to purchase an aggregate of 428,731 shares of the Company’s common stock at the amended and reduced exercise price of $6.00. The resale of the shares of common stock issuable upon exercise of the November 2025 Warrants has been registered pursuant to an effective registration statement on Form S-3 (File No. 333- 291825). The gross proceeds from the exercise of the warrants are expected to be approximately $2.6 million, prior to deducting financial advisory fees and estimated offering expenses.

Maxim Group LLC acted as warrant inducement agent and financial advisor in connection with the transaction.

In consideration for the immediate exercise of the existing warrants in cash, the Company also agreed to issue to the Investor unregistered Series D-1 warrants to purchase an aggregate of 428,731 shares of the Company’s common stock, and Series D-2 warrants to purchase an aggregate of 428,731 shares of the Company’s common stock (collectively, the “New Warrants”). The New Warrants will each have an exercise price of $5.75 per share, will be exercisable immediately upon issuance, and will expire on the five and one-half year anniversary of the date of issuance. The Company has agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) covering the resale of the shares of common stock issuable upon exercise of the New Warrants.

The closing of the warrant exercise transaction is expected to occur on or about July 15, 2026, subject to satisfaction of customary closing conditions.

The New Warrants described above are being offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) and, along with the shares of common stock issuable upon their exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class platform system technology includes a catheter-based microchip sensing array that may have the ability to detect and differentiate neural signals with greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing this technology for the treatment of pain, with initial trials focused on pancreatic cancer, a condition that causes debilitating pain and is without a reliable solution. Our technology constitutes a platform to address dozens of potential indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum. Our technology is investigational and has not yet been cleared for marketing in the United States.

For more information, visit autonomix.com and connect with the Company on X, LinkedIn, Instagram and Facebook.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Forward-looking statements include, without limitation, the satisfaction of customary closing conditions related to the warrant transaction and the completion of the warrant transaction. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.”

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including, but not limited to, the expected completion, timing and size of the warrant transaction, the intended use of proceeds from the transaction and Autonomix’s ability to file a registration statement registering the resale of the securities sold in the transaction. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on May 27, 2026, and from time to time, our other filings with the SEC. Forward-looking statements speak only as of the date of this press release and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

autonomix@jtcir.com